Exhibit 10.3

Transcend Services, Inc.

Retention Bonus Plan

Purpose

The purpose of this Retention Bonus Plan (“Plan”) is to protect the interests of Transcend Services, Inc. (“Company”) and any acquirer by giving key employees incentive to remain employed by the Company from the announcement date of a change of control transaction through the closing date of the transaction. The occurrence of a change of control transaction for purposes of this plan shall be determined in the sole discretion of the Board of Directors of the Company (“Board”).

Eligibility

Key employees eligible for participation in the Plan shall be determined by the officers of the Company. A list of key employees approved for participation in the Plan shall be maintained by Human Resources.

Retention Bonus Levels

Level	Transaction Closes	Transaction Does Not Close
Staff	$15,000	$7,500
Manager / Director	$25,000	$12,500
Vice President and above*	$35,000	$17,000

•	Officers are covered at levels approved by the Board of Directors.

•	For employees in India, the amounts are 1/3 of the equivalent U.S. amounts.

Plan Maximum

In no case will the total of all non-officer retention bonuses offered exceed $1,300,000 if the transaction closes or $650,000 if the transaction does not close. In the event the total retention bonuses exceed such limitations, the retention bonus payable to each participant shall be reduced on a pro rata basis.

Plan Assumptions

•	All equity awards vest 100% on change of control.

•	This Plan is separate from and in addition to the Company’s stock incentive plans and annual/quarterly bonus plans.

Payment of Retention Bonus

•

The retention bonus shall be paid to eligible participants on the “Payment Date.” If the transaction closes, the Payment Date shall be the earlier of the second payroll date following the closing date of the change of control transaction or such earlier date as agreed to between the acquirer and the Company. If the transaction does not close, the second payroll date following the conclusion by the Board that the transaction will not close. The Board may elect to pay the retention bonuses either in cash or the equivalent shares of Transcend common stock. The retention bonus payment shall be subject to all applicable withholdings.

•	A participant will be eligible to receive payment of the retention bonus on the Payment Date if the participant:

•	is on the official retention bonus list maintained by Human Resources;

•	is employed by the Company on the day prior to the Payment Date;

•	has not given notice of resignation as of the Payment Date;

•

has not, prior to the Payment Date, declined an offer for a comparable position, which is a position with the Company or its parent or affiliates with comparable pay and job responsibilities within 50 miles of the employee’s current work location; and

•	is in good standing as of the Payment Date and is not subject to any disciplinary or performance improvement process.

•	A participant who is not eligible to receive payment of the retention bonus on the Payment Date shall forfeit any right to the retention bonus.

No Right to Continued Employment

The existence of this Plan does not guarantee any employee the right to continued employment with the Company.

Miscellaneous

The Board may amend or terminate this Plan at any time. The Board shall have the sole authority to administer this Plan and determine the right of any participant to receive payment of the retention bonus hereunder. Any determination made by the Board shall be binding on the Company and the participants.